                                                                    EXHIBIT 12.1


                                                                             Visteon Corporation and Subsidiaries
                                                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                      -------------------------------------------------
                                                                                       (in millions)

                                                                               For the Years Ended December 31,
                                                           -----------------------------------------------------------------------
                                                              2002            2001          2000            1999           1998
                                                           -----------    -----------    -----------    -----------    -----------
Earnings
Income/(loss) before income taxes, minority interest and   $      (117)   $      (169)   $       439    $     1,172    $     1,116
     change in accounting
Earnings of non-consolidated affiliates                            (44)           (24)           (56)           (47)           (26)
Cash dividends received from non-consolidated affiliates            16             12             17             24             17
Fixed charges                                                      139            174            215            173            103
Capitalized interest, net of amortization                            1             (2)            (3)            (1)             1
                                                           -----------    -----------    -----------    -----------    -----------
     Earnings                                              $        (5)   $        (9)   $       612    $     1,321    $     1,211
                                                           ===========    ===========    ===========    ===========    ===========

Fixed Charges
Interest and related charges on debt                       $       109    $       139    $       176    $       149    $        86
Portion of rental expense deemed to be interest                     30             35             39             24             17
                                                           -----------    -----------    -----------    -----------    -----------
     Fixed charges                                         $       139    $       174    $       215    $       173    $       103
                                                           ===========    ===========    ===========    ===========    ===========

Ratios
Ratio of earnings to fixed charges*                                N/A            N/A            2.8            7.6           11.8

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* For the year ended December 31, 2002 and 2001 fixed charges exceeded earnings by $144 million and $183 million, respectively, resulting in a ratio of less than one.